Proxy Voting Results

A special meeting of shareholders was held on February 12, 2016. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.

# of Votes	% of Votes

Elizabeth S. Acton

Affirmative	1,486,522,730.35	95.214
Withheld	74,726,053.46	4.786
TOTAL	1,561,248,783.81	100.000

John Engler

Affirmative	1,482,823,273.95	94.977
Withheld	78,425,509.86	5.023
TOTAL	1,561,248,783.81	100.000

Albert R. Gamper, Jr.

Affirmative	1,481,651,961.13	94.902
Withheld	79,596,822.68	5.098
TOTAL	1,561,248,783.81	100.000

Robert F. Gartland

Affirmative	1,488,722,172.69	95.355
Withheld	72,526,611.12	4.645
TOTAL	1,561,248,783.81	100.000

Abigail P. Johnson

Affirmative	1,483,995,610.86	95.052
Withheld	77,253,172.95	4.948
TOTAL	1,561,248,783.81	100.000

Arthur E. Johnson

Affirmative	1,482,398,567.75	94.950
Withheld	78,850,216.06	5.050
TOTAL	1,561,248,783.81	100.000

Michael E. Kenneally

Affirmative	1,488,531,341.79	95.343
Withheld	72,717,442.02	4.657
TOTAL	1,561,248,783.81	100.000

James H. Keyes

Affirmative	1,486,787,591.37	95.231
Withheld	74,461,192.44	4.769
TOTAL	1,561,248,783.81	100.000

Marie L. Knowles

Affirmative	1,488,402,727.87	95.335
Withheld	72,846,055.94	4.665
TOTAL	1,561,248,783.81	100.000

Geoffrey A. von Kuhn

Affirmative	1,485,917,012.24	95.175
Withheld	75,331,771.57	4.825
TOTAL	1,561,248,783.81	100.000

Proposal 1 reflects trust wide proposal and voting results.